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                 EXHIBIT 99.1 - Press Release dated July 9, 2002

FOR IMMEDIATE RELEASE

Public Relations:
Laurie Spoon
Vice President, Corporate Communications and Investor Relations
Selectica, Inc.
(408) 545-2492
lspoon@selectica.com

SELECTICA ANNOUNCES EXECUTIVE MANAGEMENT CHANGES, PRELIMINARY RESULTS FOR THE QUARTER ENDED JUNE 30, 2002 AND PLANNED REDUCTION IN HEADCOUNT

DR. SANJAY MITTAL NAMED PRESIDENT AND CEO

SAN JOSE, CA - July 9, 2002 - Selectica Inc. (Nasdaq: SLTC) a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced the appointment of Dr. Sanjay Mittal, co-founder and CTO, as president and CEO. Dr. Mittal is widely regarded as a thought leader in configuration, artificial intelligence and object-oriented programming and is the architect of Selectica's industry leading technology. Raj Jaswa has resigned from the position of CEO for personal reasons but will continue to serve as Chairman of the Board. To further strengthen Selectica's top management team, David Batt, Executive Vice President of Worldwide Sales will assume responsibility for all outbound marketing activities as Executive Vice President of Sales and Marketing and Stephen Bennion, Executive Vice President and CFO will assume additional responsibility for the company's professional services organization.

Raj Jaswa said, "Selectica has established a track record of successfully deploying enterprise-wide solutions for configuration, pricing, and quoting orders for complex products and services which are generating significant ROI for our customers. I am proud of our success to date and look forward to continuing in my role as Chairman of the Board."

"I am deeply appreciative of the many contributions Raj Jaswa has made to Selectica since we co-founded the company in 1996," said Dr. Mittal. "Under his leadership we have grown from a small start-up to a mature organization with great promise of future growth. I am pleased with the strength and quality of our management team and believe that going forward we can significantly improve all aspects of our business for our customers and shareholders. I am also pleased to report that new bookings strengthened for the second consecutive quarter. While the enterprise software business continues to be very difficult, we believe that Selectica's industry-leading technology and applications offer a compelling value proposition for enterprise-wide sales configuration, quoting, and pricing."

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The Company also announced that it currently expects revenue to be in the $9.1 to $9.5 million range with an EPS loss anticipated to be in the $0.15 to $0.17 per share range excluding non-cash charges for the quarter ending June 30, 2002. As noted last quarter, the Company will also be taking a significant charge in the June quarter for impairment of goodwill related to acquisitions. The Company plans to reduce worldwide headcount by approximately 15% over the next two quarters as it continues to execute its plan targeted at achieving profitability. The Company expects to end the quarter with approximately $135 million of cash and no long-term debt.

Complete financial results for the quarter ending June 30, 2002 will be announced after market close on July 25, 2002.

ABOUT SELECTICA INC.

Selectica, Inc. (Nasdaq: SLTC) is a leading provider of Interactive Selling Systems (ISS) that transform the way companies sell, service and compete. Selectica's ISS platform provides robust capabilities to power industry-specific guided selling applications that streamline and accelerate the process of configuring, pricing and purchasing complex products and services. Businesses that deploy ISS are able to empower business managers to quickly and easily modify product, service and price information enterprise-wide to ensure proper margins and to stay ahead of changing market conditions. Across a wide range of industries, Selectica's ISS has demonstrated an ability to increase productivity, improve order accuracy, boost return on investment and establish and maintain a competitive advantage.

Selectica's customers include leaders across an array of vertical industries. In manufacturing: Cooper Cameron, Invacare, Rockwell Automation; Insurance: Aetna, Blue Shield of California, Humana; Networking: Cisco Systems, Juniper Networks, Redback Networks; Automotive: BMW of North America, Michelin; High-tech: Dell Computer, Hewlett-Packard, Hitachi; Telecom: British Telecom, NEC, Mitel, Tellabs.

Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica's expectations, beliefs, hopes, intentions or strategies regarding the future.

All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica's Registration Statement on Form S-1, as amended, and filed with the Securities and Exchange Commission as well as the Company's other recent filings with the Securities and Exchange Commission.

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Selectica is a trademark of Selectica, Inc. All other product and company names may be trademarks of the companies with which they are associated.